Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On March 22, 2022, Collegium Pharmaceutical, Inc. (the “Company”) completed the acquisition (the “Acquisition”) of BioDelivery Sciences International, Inc. (“BDSI”), pursuant to an Agreement and Plan of Merger, dated February 14, 2022, by and among the Company, Bristol Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Purchaser”), and BDSI (the “Merger Agreement”). Upon completion of the Acquisition, BDSI became a wholly owned subsidiary of the Company. The following unaudited pro forma condensed combined statements of operations (pro forma statement of operations) and unaudited condensed combined balance sheet (pro forma balance sheet) and related notes (collectively, the pro forma financial statements) give effect to the Acquisition and were prepared in accordance with the requirements of Article 11 of Regulation S-X.

Accounting for the Acquisition is dependent upon certain information, including valuation reports and other studies, that have not yet been finalized. The Company cannot finalize the accounting for the Acquisition until that information is available in final form. Therefore, the acquired assets and assumed liabilities have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, utilizing information that is currently available. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the Acquisition, which is March 22, 2023. The Company is not required to, and therefore currently does not intend to, update these pro forma results as presented herein for any of these changes.

The pro forma financial statements set forth below give effect to the Acquisition as well as the application of the acquisition method of accounting. The pro forma financial statements should be read in conjunction with:

•	The Company's audited consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021; and
•	BDSI's audited consolidated financial statements and related notes included in Item 8 within BDSI’s Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference to this Current Report on Form 8-K/A.

Collegium Pharmaceutical, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021

(in thousands)

		Historical
		BDSI	Transaction		Pro Forma
	Historical	(As Adjusted -	Accounting		Combined
	Collegium	Note 3)	Adjustments	Note 5	Company
Assets
Current assets
Cash and cash equivalents	$186,426	$114,309	$(183,260)	A	$117,475
Accounts receivable, net	105,844	56,867	-		162,711
Inventory	17,394	23,711	40,400	B	81,505
Prepaid expenses and other current assets	5,879	7,178	-		13,057
Total current assets	315,543	202,065	(142,860)		374,748
Property and equipment, net	19,491	1,221	-		20,712
Operating lease assets	7,644	520	(39)	C	8,125
Intangible assets, net	268,723	61,548	383,452	D	713,723
Restricted cash	2,547	-	-		2,547
Deferred tax assets	78,042	56,527	(115,052)	E	19,517
Other noncurrent assets	87	-	-		87
Goodwill	-	2,715	131,367	F	134,082
Total assets	$692,077	$324,596	$256,868		$1,273,541

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,189	$8,114	$-		$12,303
Accrued expenses	29,214	21,841	6,619	G	57,674
Accrued rebates, returns and discounts	196,996	47,472	-		244,468
Current portion of notes payable	48,353	4,615	47,032	H	100,000
Current portion of operating lease liabilities	814	336	-		1,150
Total current liabilities	279,566	82,378	53,651		415,595
Term notes payable, net of current portion	61,666	54,177	412,289	H	528,132
Convertible senior notes	139,966	-	-		139,966
Operating lease liabilities, net of current portion	7,951	219	(74)	C	8,096
Total liabilities	489,149	136,774	465,866		1,091,789
Stockholders' equity:
Common stock	36	104	(104)	I	36
Additional paid-in capital	502,095	455,895	(455,895)	I	502,095
Accumulated deficit	(256,342)	(256,022)	234,846	I	(277,518)
Treasury stock	(42,861)	(12,155)	12,155	I	(42,861)
Total stockholders equity	202,928	187,822	(208,998)		181,752
Total liabilities and stockholders' equity	$692,077	$324,596	$256,868		$1,273,541

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Collegium Pharmaceutical, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2021

(in thousands, except share and per share data)

		Historical
		BDSI	Transaction		Pro Forma
	Historical	(As Adjusted -	Accounting		Combined
	Collegium	Note 3)	Adjustments	Note 5	Company
Revenue
Product revenues, net	$276,868	$164,598	$-		$441,466
Product royalty revenue	-	2,105	-		2,105
Total revenue	276,868	166,703	-		443,571
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	59,070	23,373	40,400	AA	122,843
Intangible asset amortization	67,181	7,284	77,840	BB	152,305
Total cost of product revenues	126,251	30,657	118,240		275,148
Gross profit	150,617	136,046	(118,240)		168,423
Operating expenses
Research and development	9,451	-	-		9,451
Selling, general and administrative	118,960	98,922	21,176	CC	239,058
Restructuring	4,578	-	-		4,578
Total operating expenses	132,989	98,922	21,176		253,087
Income (loss) from operations	17,628	37,124	(139,416)		(84,664)
Interest expense	(21,014)	(7,536)	(40,130)	DD	(68,680)
Interest income	12	40	-		52
Other expense	-	(6)	-		(6)
(Loss) income before taxes	(3,374)	29,622	(179,546)		(153,298)
Benefit from income taxes	74,891	55,238	46,682	EE	176,811
Net income	$71,517	$84,860	$(132,864)		$23,513

Earnings per share - basic	$2.05				$0.67
Weighted-average shares - basic	34,936,817				34,936,817

Earnings per share - diluted	$1.86				$0.65
Weighted-average shares - diluted	41,045,805				36,120,671

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Description of the Transaction

On March 22, 2022 (the “Closing Date”), Collegium Pharmaceutical, Inc. (the “Company” or “Collegium”) completed its purchase of all of the outstanding equity of BioDelivery Sciences International, Inc. (“BDSI”), a specialty pharmaceutical company working to deliver innovative therapies for individuals living with serious and debilitating chronic conditions (the “Acquisition”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 14, 2022, by and among the Company, Bristol Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Purchaser”), and BDSI, a Delaware corporation. Upon completion of the Acquisition, BDSI became a wholly owned subsidiary of the Company.

Total consideration for the Acquisition was approximately $669.4 million, consisting of (i) $606.4 million of cash paid to BDSI stockholders (equivalent to $5.60 per share of common stock), including previously outstanding common stock ($578.1 million) as well as outstanding restricted stock units and in-the-money options ($28.3 million), and (ii) $63.0 million of cash paid for BDSI’s debt not assumed by the Company.

Note 2 – Basis of Presentation

The unaudited pro forma financial statements show the historical financial positions and results of operations of Collegium and BDSI and have been prepared to illustrate the effect of the Acquisition, including pro forma assumptions and adjustments related to the Acquisition, as described in these accompanying notes.

The acquisition of BDSI is considered an acquisition of a business, as defined in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Therefore, the unaudited pro forma financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, which generally requires the acquired assets and assumed liabilities to be recognized at fair value at Closing Date. The pro forma statements of operations and pro forma balance sheet may differ from the Company's final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed as of the Closing Date are preliminary and therefore subject to change within the measurement period (up to one year from the Closing Date), at which time the valuation analysis and other studies are finalized. The preliminary purchase price allocation is discussed in Note 4.

Certain reclassifications have been made to the historical presentation of BDSI’s financial statements in order to conform to the financial statement presentation of the Company. These reclassifications are discussed further in Note 3.

The pro forma balance sheet as of December 31, 2021 is presented as if the Acquisition occurred on December 31, 2021. The pro forma statement of operations is presented as if the Acquisition occurred on January 1, 2021. The historical consolidated financial information has been adjusted on a pro forma basis for transaction accounting adjustments as defined within Article 11 of Regulation S-X.

The unaudited pro forma financial statements are provided for illustrative purposes only, and do not purport to represent what the actual consolidated results of the companies would have been had the Acquisition occurred on January 1, 2021 or December 31, 2021, nor are they necessarily indicative of future consolidated results of operations of the Company. The pro forma statement of operations neither reflect the costs of any integration activities nor the synergies and benefits that may result from realization of any operational efficiencies expected to result from the Acquisition of BDSI. The Company has estimated that at least $75 million of annual run rate cost synergies are expected to be realized within twelve months after the combination as a result of reduced headcount and other management actions to consolidate operations and reduce costs.

Note 3 – Reclassification Adjustments

Certain balances were reclassified from the historical BDSI financial statement presentation so that their presentation would be consistent with that of the Company. These adjustments and reclassifications are based on management’s preliminary analysis. Refer to the table below for a summary of reclassification adjustments made to present BDSI’s consolidated balance sheet as of December 31, 2021 to conform with that of the Company (in thousands):

		Historical
		BDSI	Reclassification		Adjusted
BDSI Line Item	Collegium Line Item	(As Reported)	Adjustments	Note	BDSI
Noncurrent assets:
Property and equipment, net	Property and equipment, net	$1,741	$(520)	1	$1,221
	Operating lease assets	-	520	1	520
Current liabilities:
Accounts payable and accrued liabilities	Accounts payable	77,763	(69,649)	2, 3, 4	8,114
	Accrued expenses	-	21,841	3	21,841
	Accrued rebates, returns and discounts	-	47,472	4	47,472
	Current portion of operating lease liability	-	336	2	336
Noncurrent liabilities:
Other long-term liabilities		219	(219)	2	-
	Operating lease liabilities, net of current portion	-	219	2	219

(1)	Reclassified operating lease right of use assets to a separate line from property and equipment, net to conform to the Company’s presentation.
(2)	Reclassified operating lease liabilities to separate lines from accounts payable and accrued liabilities and other long-term liabilities for the current and noncurrent portions, respectively.
(3)	Reclassified accrued liabilities to a separate line from accounts payable and accrued liabilities.
(4)	Reclassified accrued rebates, returns and discounts to a separate line from accounts payable and accrued liabilities.

Refer to the table below for a summary of reclassification adjustments made to present BDSI’s consolidated statement of operations for the year ended December 31, 2021 to conform with that of the Company (in thousands):

		Historical
		BDSI	Reclassification		Adjusted
BDSI Line Item	Collegium Line Item	(As Reported)	Adjustments	Note	BDSI
Cost of product sales:
	Intangible asset amortization	$-	$7,284	1	$7,284
Operating expenses:
Selling, general and administrative	Selling, general and administrative	106,206	(7,284)	1	98,922
Other income (expense):
	Interest income	-	40	2	40
Interest expense, net of interest income	Interest expense	(7,496)	(40)	2	(7,536)

(1)	Reclassified intangible asset amortization to a separate line from selling, general and administrative expense.
(2)	Reclassified interest income from interest expense, net of interest income.

Note 4 - Purchase Price Accounting and Related Adjustments

The Company expects to finalize its purchase price allocation within one year of the Closing Date. In addition, the Company continues to analyze and assess relevant information necessary to determine, recognize and record the purchase price including the fair value of the assets acquired and liabilities assumed primarily related to intangible assets, inventories, tax assets and liabilities, and certain existing or potential reserves, such as those for legal or revenue adjustments. The activities the Company is currently undertaking include, but are not limited to, review of acquired contracts and other contract-related and legal matters, review and evaluation of the accounting policies, tax positions, and other tax-related matters. Further, the Company is using a third-party valuation firm to assist management in determining the fair value of the acquired tangible and intangible assets, and other information necessary to record and measure the assets acquired and liabilities assumed. Accordingly, the preliminary recognition and measurement of assets acquired and liabilities assumed as of the Closing Date is subject to change and such changes may be material.

The following table presents the Company’s preliminary estimates of the fair values of the assets acquired and liabilities assumed as if the Acquisition occurred as of December 31, 2021 (in thousands):

Pro Forma Amounts Recognized at the Acquisition Date
Assets Acquired
Cash and cash equivalents	$96,924
Accounts receivable	56,867
Inventory	64,111
Prepaid expenses and other current assets	7,178
Property and equipment	1,221
Operating lease assets	481
Intangible assets	445,000
Total assets	$671,782
Liabilities Assumed
Accounts payable	$8,114
Accrued expenses	21,841
Accrued rebates, returns and discounts	47,472
Operating lease liabilities	481
Deferred tax liabilities	58,525
Total liabilities	$136,433
Total identifiable net assets acquired	535,349
Goodwill	134,082
Total consideration transferred	$669,431

Note 5 - Pro Forma Adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

Balance Sheet Pro Forma Adjustments

(A)	Represents cash utilized in the transaction, including $151.3 million of cash paid for outstanding common stock of BDSI (remainder of cash paid for common stock was funded through proceeds of a new term note), $17.4 million of BDSI closing costs, and $14.6 million of Collegium closing costs.
(B)	Reflects adjustments of $40.4 million to the historical BDSI inventory to increase the balance to its estimated fair value.
(C)	Represents adjustments to the lease liability and corresponding right of use asset to record the lease liability to fair value.
(D)	Reflects adjustments of $383.5 million of historical intangible assets to increase the balance to its estimated fair value. The composition of the intangible asset adjustment and the estimate life is discussed below in Note BB. The estimate of fair value may differ from amounts the Company will calculate after completing a detailed valuation analysis and the difference could have a material effect on the accompanying unaudited pro forma financial statements.
(E)	Reflects the recognition of income tax assets and liabilities resulting primarily from preliminary fair value adjustments and deferred tax assets from acquired net operating loss carryforwards. The estimate of deferred tax assets and liabilities was determined using the estimated statutory rate of 26.0%.
(F)	Represents the net increase in goodwill resulting from the Acquisition after elimination of the BDSI historical goodwill.
(G)	Represents $6.6 million of accrued employee severance-related expenses. The Company recorded post-combination severance and other separation benefits in connection with the termination of employees immediately after acquisition.
(H)	Reflects the modification of the existing Collegium term loan to increase the term loan to $650.0 million, which net of existing and new debt discounts is $628.1 million. The BDSI term loan was paid at closing and was $60.0 million before debt discounts as of December 31, 2021.
(I)	Reflects the elimination of BDSI common stock, additional paid-in capital, treasury stock, and accumulated deficit. Adjustments to accumulated deficit also include adjustments to reflect transaction costs and severance accrual previously discussed.

Statement of Operations Pro Forma Adjustments

(AA) Represents the adjustment to cost of product revenues to reflect the increase to the historical inventory value to its estimated fair value. Historic inventory turnover is less than one year and therefore the entire fair value adjustment for inventory acquired is reflected as cost of product revenues in the period.

(BB) Represents the adjustment to reflect amortization of the acquired intangible assets utilizing a straight-line method, net of amortization expense historically recognized by BDSI of $7.3 million. Amortization expense is based on the following fair value (in thousands):

	Amortization Period
	(Years)	Fair Value	Amortization Expense
Belbuca	4.8	$370,000	$77,487
Symproic	9.6	70,000	7,285
Elyxyb	14.2	5,000	352
Total		$445,000	$85,124

(CC) Represents recognition of the Company’s acquisition related transaction costs of $14.6 million as well as the recognition of employee severance-related expense of $6.6 million discussed in Note G above.

(DD) Represents the net increase in interest expense as a result the $650.0 million term loan, which resulted from a modification of the existing Collegium term loan and the reduction of the historic BDSI interest expense as a result of the payoff by BDSI of its term loan at the Closing Date.

(EE) Represents the income tax effect of the Acquisition pro forma adjustments using an estimated statutory rate of 26.0%.